                                                                    EXHIBIT 99.1


                        [OMNICARE, INC. LETTERHEAD]


Omnicare                                                           news release
-------------------------------------------------------------------------------
[LOGO]

                                                            CONTACT:
                                                            Cheryl D. Hodges
                                                            (859) 392-3331

               Omnicare Reports Record First Quarter 2003 Results

COVINGTON, Ky., May 1, 2003 -- Omnicare, Inc. (NYSE:OCR), a leading provider of pharmaceutical care for the elderly, reported today financial results for its first quarter ended March 31, 2003 versus the comparable prior year period, as follows:

     o  Earnings per diluted share increased 40% to 42 cents

     o  Net income rose 40% to $40.4 million

     o Earnings before interest, income taxes, depreciation and amortization (EBITDA) increased 31% to $93.8 million

     o  Sales grew 26% to $805.9 million

To facilitate comparisons and to enhance understanding of core operating performance, the discussion that follows will include financial measures that are adjusted from the comparable amount under generally accepted accounting principles (GAAP) to exclude the impact of special items. For a detailed presentation of reconciling items and related definitions and components, please refer to the attached schedules or to reconciliation schedules posted on the company's Web site at www.omnicare.com.

Results for the 2002 first quarter included a special item charge of $4.8 million pretax ($3.0 million aftertax) related to the second phase of the company's productivity and consolidation initiative completed in September 2002. No special items were reported in the 2003 first quarter; accordingly, adjusting for the restructuring charge in the 2002 first quarter results in comparisons for the quarter ended March 31, 2003 as follows:

     o  Earnings per diluted share increased 24% to 42 cents

     o  Net income rose 27% to $40.4 million

     o  EBITDA increased 23% to $93.8 million

     o  Sales grew 26% to $805.9 million

Earnings in Line with Expectations

"The first quarter of 2003 was a period of great significance for Omnicare. Not only did our earnings for the quarter meet expectations, marking our eleventh consecutive quarter of sequential as well as year-over-year growth, but we also completed the largest acquisition in our history, NCS HealthCare, Inc.," said Joel F. Gemunder, president and chief executive officer of Omnicare. "In addition to the contribution from NCS, our results for the quarter reflected our ongoing cost control and productivity efforts and continued improvement in our overall financial health.

"Our focus on working capital management continued to enhance our cash flow despite a well-publicized and broad-based slowdown of payments to all providers by the Illinois Department of Public Aid (Medicaid Program) for the entire quarter. Nonetheless, the strength of our cash flow allowed us to both repay debt and to take advantage of advance purchases of pharmaceuticals (pre-buys) even with the delay of approximately $56 million in payments from the State of Illinois on behalf of Medicaid beneficiaries Omnicare serves. On the plus side, in late April we began to receive a higher level of payments from Illinois. Moreover, the State of Illinois, which has in other years experienced slowdowns in payments prior to the end of its fiscal year, recently announced its intention to borrow funds sufficient to cover all Medicaid payments to providers."

Cash flow from operations for the first quarter totaled $5.4 million versus $22.9 million in the comparable 2002 period on a GAAP basis. The 2003 quarter included $32.6 million in pre-buys versus $37.2 million in 2002. Adjusting for these pre-buys in both periods and for the impact of the timing difference on the Illinois Medicaid payments results in adjusted cash flow from operations of $94.4 million for the 2003 first quarter versus $60.1 million in the comparable 2002 period. Adjusted free cash flow, which deducts capital expenditures and cash dividends from adjusted cash flow from operations, totaled $88.3 million versus $53.0 million in the comparable 2002 period.

During the quarter, the company maintained a strong financial position. In January 2003, Omnicare borrowed $499 million on its revolving credit facility to temporarily fund the acquisition of NCS HealthCare and is currently evaluating longer-term financing options. By March 31, 2003, Omnicare had already repaid $25 million of this debt and ended the quarter with cash balances of $134.8 million.

Institutional Pharmacy Business

Omnicare's institutional pharmacy business generated record revenues of $763.2 million for the first quarter, 28% higher than the $596.3 million reported in the comparable prior-year quarter. Operating profit in this business reached $85.4 million, 25% higher than the adjusted $68.2 million recorded in the first quarter of 2002. It should be noted that first quarter 2003 results include the operations of NCS only from mid-January when the acquisition was completed.

"Contributing significantly to growth was the addition of NCS HealthCare. After reclassification to conform to Omnicare's reporting basis and, to a lesser extent, to adjust for business largely lost by NCS prior to the closing, NCS added approximately 182,000 beds served in the quarter (as compared with 199,000 beds originally estimated), bringing Omnicare's total beds served to approximately 935,000, an increase of 28% over the 729,500 served one year ago," said Gemunder.

"In addition to this substantial expansion of the customer base, pharmacy sales growth also benefited from expansion of our clinical and other service programs," Gemunder noted. "Moreover, growing market penetration of newer branded drugs targeted at the diseases of the elderly, partially offset by the increasing number and usage of generic drugs, also contributed to the sales gain.

"All of these factors combined to produce a sales increase that was highly leveraged by the completion of our integration of American Pharmaceutical Services, Inc. (APS) as well as the ongoing benefits of our cost reduction efforts. As expected, this leverage was offset by the addition of the large base of lower-margin NCS business during the first quarter. We believe that as the ongoing integration of this business proceeds over the next three quarters and cost synergies are realized, we expect our pharmacy operating margin to expand. To date, the integration is proceeding apace and is on track to achieve the synergies that, in our view, made this important transaction so compelling.

"We are also pleased to announce that we have renewed and extended our preferred provider agreement with Mariner Health Care, Inc., one of Omnicare's largest customers. The contract, originally signed in January 2002, coincident with our acquisition of Mariner's institutional pharmacy business, APS, currently covers service to nearly 25,000 beds and has been expanded to include Mariner nursing facilities, comprising an additional 10,000 beds, not currently served by Omnicare. Omnicare is slated to commence servicing these new facilities beginning in June of 2003. The new contract, now covering nearly 35,000 beds, is for a five-year term extending through July 2008.

"We are most gratified by the substantial expansion and extension of this contract as it signifies the recognition of value created by this relationship for both Mariner and its residents, as well as for Omnicare", said Gemunder.

CRO Business

Omnicare Clinical Research, the company's contract research (CRO) business, generated revenues of $42.7 million on a GAAP basis for the first quarter, up marginally from the prior-year quarter's revenues of $42.0 million. Included in both periods were reimbursable out-of-pocket expenses totaling $8.1 million in the 2003 period and $6.3 million in the 2002 period. Excluding these reimbursable out-of-pocket expenses, adjusted revenues of $34.6 million were marginally lower than the $35.8 million recorded on this basis in the 2002 period. Operating profit in the first quarter of 2003 was $4.7 million versus the adjusted $4.9 million earned during the prior-year period. Backlog at March 31, 2003 was $180 million.

"Our CRO business performed in line with expectations for the quarter," said Gemunder. "While we, as others in the industry, continue to be impacted by client-driven delays in project commencement or continuation, we are nonetheless encouraged by reduced cancellation rates and an up-tick in new business late in the quarter.

"We also continued to see steady growth in our book of business with Japanese pharmaceutical manufacturers and biotechnology companies. In addition, our strategic alliance with Loudon Far East, announced in February of this year, is beginning to stimulate interest in our ability to provide clients with access to large patient populations in the Asia/Pacific region as a means to accelerate the drug development process."

Omnicare Outlook

"During the first quarter, we continued to experience relative stability in the operating environment in the long-term care industry highlighted by increasing Medicare admissions and improving occupancy reported in many areas," said Gemunder. "While Congress has not acted to restore certain portions of Medicare reimbursement for skilled nursing facilities that expired on October 1, 2002, we remain hopeful that ultimately Congress or the Administration will address these funding issues and restore reimbursement to our clients to more appropriate levels.

"We continue to monitor key issues related to healthcare funding, including the increasing pressures on state Medicaid budgets arising from the economic downturn coupled with growth in enrollees as eligibility is expanded; the escalation in drug costs owing to higher drug utilization among seniors and the introduction of new more efficacious but also more expensive medications; the implementation of a Medicare drug benefit and the long-term financing of the entire Medicare program. Given competing national priorities, it remains difficult to predict the outcome and impact of any changes in healthcare policy relating to the future funding of the Medicare and Medicaid programs.

"Nonetheless, we know that pharmaceuticals remain the most cost-effective means of treating the chronic illnesses of the frailest members of our society and, as such, should be considered nondiscretionary expenditures," continued Gemunder. "The geriatric pharmaceutical business offers meaningful solutions to containing healthcare costs while ensuring the well-being of the nation's growing elderly population. Omnicare is positioned at the forefront of these trends, and has demonstrated to payors, including state Medicaid programs, that our clinical programs can yield substantially lower drug costs while enhancing quality of care.

"We believe that our growth strategy, which has served us well in mitigating reimbursement risks and strengthening our industry leading position, will allow us to maximize cash flow, maintain a strong financial position, enhance the efficiency of our operations and continue to develop our franchise in the geriatric pharmaceutical market.

"In the current environment, we see many opportunities to further leverage our operating cost structure. The addition of NCS significantly enhanced our leadership position and the combined company has substantial opportunities for growth in the institutional pharmacy business.

"Our core growth strategy includes the continued expansion of our customer base in institutional pharmacy, as well as growth of our clinical programs, such as our proprietary formulary, the Omnicare Geriatric Pharmaceutical Care Guidelines'r', and health management programs, dialysis services and in Omnicare Senior Health Outcomes'sm', our pharmaceutical case management services for the broader based senior marketplace. Moreover, the addition of NCS has brought new and interesting business opportunities in information technology and services as well as health management and specialty pharmaceutical distribution.

"Then too, we see a positive long-term outlook in Omnicare Clinical Research as we benefit from the streamlining and globalization of our business, our unique capabilities in the geriatric market and the strength of our presence in the overall drug development marketplace.

"Our revenue and earnings growth outlook remains positive for 2003 given our strong underlying fundamentals and our sound strategy, combined with our demonstrated ability to maintain financial strength and flexibility, and the numerous opportunities to leverage our business both through internal and external growth," Gemunder concluded.

Webcast Today

Omnicare will hold a conference call to discuss first-quarter results today at 11 a.m. EDT. The conference call will be available live via webcast at Omnicare's Web site at www.omnicare.com by clicking on "Investors" and then on "Conference Calls." An online replay will be available at www.omnicare.com beginning approximately two hours after the completion of the live call and will remain available for 14 days.

Omnicare, based in Covington, Kentucky, is a leading provider of pharmaceutical care for the elderly. Omnicare serves residents in long-term care facilities comprising more than 935,000 beds in 47 states, making it the nation's largest provider of professional pharmacy, related consulting and data management services for skilled nursing, assisted living and other institutional healthcare providers. Omnicare also provides clinical research services for the pharmaceutical and biotechnology industries in 29 countries worldwide.

Statements in this press release concerning Omnicare's business outlook or position or future economic performance; the impact of the acquisition of NCS; the impact of Omnicare's cost control and productivity efforts; the financial condition of Omnicare, including the strength of its cash flows; the impact of delayed payment from Illinois Medicaid; expectations concerning borrowing by the State of Illinois in order to fund Medicaid payments; the impact of pre-buys; the impact of clinical programs; the impact of penetration of new drugs; trends concerning the number and usage of generic drugs; the impact of the integration of the APS and NCS acquisitions; expectations concerning margins; the impact of new and renewed business;

trends concerning delays in project commencement or continuation by CRO clients, as well as those concerning new CRO business and cancellation of CRO projects; the impact of the alliance with Loudon
Far East; the operating environment in the long-term care industry; trends concerning occupancy and Medicare admissions; expectations concerning Medicare reimbursement trends and Congressional action with respect thereto; the impact of healthcare funding issues; opportunities to contain healthcare costs while ensuring the well-being of the elderly population; expectations concerning growth; the ability to further leverage Omnicare's operating cost structure; opportunities to expand Omnicare's information technology and services, health management and specialty pharmaceutical distribution businesses; the impact of the streamlining and globalization of Omnicare's CRO operations; Omnicare's capabilities in the geriatric market and its strength in the drug development marketplace; expectations concerning growth; expectations concerning financing alternatives, together with other statements that are not historical, are forward-looking statements that are estimates reflecting the best judgment of Omnicare based on currently available information. Such forward-looking statements involve actual known and unknown risks, uncertainties, contingencies and other factors that could cause actual results, performance or achievements to differ materially from those stated. Such risks, uncertainties, contingencies and other factors, many of which are beyond the control of Omnicare, include overall economic, financial and business conditions; trends for the continued growth of the businesses of Omnicare; the ability to implement productivity, consolidation and cost reduction efforts and to realize anticipated benefits; the impact and pace of pharmaceutical price increases; delays and further reductions in reimbursement by the government and other payors to customers and to Omnicare as a result of pressure on federal and state budgets due to the continuing economic downturn and other factors; the overall financial condition of Omnicare's customers; Omnicare's ability to assess and react to the financial condition of its customers; the impact of seasonal illness trends on the business of Omnicare; the ability of vendors and business partners to continue to provide products and services to Omnicare; the continued successful integration of acquired companies, including NCS, and the ability to realize anticipated revenues, economies of scale, cost synergies and profitability; the continued availability of suitable acquisition candidates; pricing and other competitive factors in the industry; increases or decreases in reimbursement; the effect of new government regulations, executive orders and/or legislative initiatives, including those relating to reimbursement and drug pricing policies and changes in the interpretation and application of such policies; government budgetary pressures and shifting priorities; efforts by payors to control costs; the outcome of litigation; the failure of Omnicare or the long-term care facilities it serves to obtain or maintain required regulatory approvals or licenses; loss or delay of contracts pertaining to Omnicare's contract research organization business for regulatory or other reasons; the ability of clinical research projects to produce revenues in future periods; the ability to attract and retain needed management; the impact and pace of technological advances; the ability to obtain or maintain rights to data, technology and other intellectual property; the impact of consolidation in the pharmaceutical and long-term care industries; volatility in the market for Omnicare's stock and in the financial markets generally; changes in international economic and political conditions and currency fluctuations between the U.S. dollar and other currencies; access to capital and financing; the demand for Omnicare's products and services; variations in costs or expenses; changes in tax law and regulation; changes in accounting rules and standards; and other risks and uncertainties described in Omnicare's reports and filings with the Securities and Exchange Commission.

For more information on Omnicare, Inc., via the Internet, including a full menu of news releases, visit www.omnicare.com.


                                       ###

Omnicare, Inc. and Subsidiary Companies
Summary Consolidated Statements of Income, GAAP Basis
(000s, except per share amounts)
Unaudited

                                                                     Three Months Ended
                                                                         March 31,
                                                                  -------------------------
                                                                     2003            2002
                                                                  ---------       ---------
Sales                                                             $ 797,753       $ 632,015
Reimbursable out-of-pockets (a)                                       8,108(a)        6,299(a)
                                                                  ---------       ---------
Total net sales                                                     805,861         638,314
                                                                  ---------       ---------
Cost of sales                                                       589,792         467,811
Reimbursed out-of-pocket expenses (a)                                 8,108(a)        6,299(a)
                                                                  ---------       ---------
Total direct costs                                                  597,900         474,110
                                                                  ---------       ---------
Gross profit                                                        207,961         164,204
Selling, general and administrative expenses                        126,928          99,618
Restructuring charge (c)                                                 --           4,797(c)
                                                                  ---------       ---------
Operating income                                                     81,033          59,789
Investment income                                                       588             798
Interest expense                                                    (16,456)        (14,176)
                                                                  ---------       ---------
Income before income taxes                                           65,165          46,411
Income taxes                                                         24,742          17,635
                                                                  ---------       ---------
Net income                                                        $  40,423       $  28,776(c)
                                                                  =========       =========

Earnings per share ("EPS"):
           Basic                                                  $    0.43       $    0.31(c)
                                                                  =========       =========
           Diluted                                                $    0.42(b)    $    0.30(c)
                                                                  =========       =========

Weighted average number of common shares outstanding:
           Basic                                                     94,386          93,963
                                                                  =========       =========
           Diluted                                                  104,029(b)       94,598
                                                                  =========       =========

The footnotes presented at the separate "Footnotes to Financial Information" page are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Summary Consolidated Statements of Income, Non-GAAP Basis (d)
Excluding EITF No. 01-14 and Special Item
(000s, except per share amounts)
Unaudited

                                                                     Three Months Ended
                                                                          March 31,
                                                                  -------------------------
                                                                     2003            2002
                                                                  ---------       ---------
Adjusted sales                                                    $ 797,753(e)    $ 632,015(e)
Adjusted cost of sales                                              589,792(e)      467,811(e)
                                                                  ---------       ---------
Gross profit                                                        207,961         164,204
Selling, general and administrative expenses                        126,928          99,618
                                                                  ---------       ---------
Adjusted operating income                                            81,033          64,586(f)
Investment income                                                       588             798
Interest expense                                                    (16,456)        (14,176)
                                                                  ---------       ---------
Adjusted income before income taxes                                  65,165          51,208
Income taxes                                                         24,742          19,458
                                                                  ---------       ---------
Adjusted net income                                               $  40,423       $  31,750(f)
                                                                  =========       =========

Adjusted earnings per share:
           Basic                                                  $    0.43       $    0.34(f)
                                                                  =========       =========
           Diluted                                                $    0.42(b)    $    0.34(f)
                                                                  =========       =========

Weighted average number of common shares outstanding:
           Basic                                                     94,386          93,963
                                                                  =========       =========
           Diluted                                                  104,029(b)       94,598
                                                                  =========       =========

The footnotes presented at the separate "Footnotes to Financial Information" page are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Summary Segment Financial Data, Non-GAAP Basis (d)
Excluding EITF No. 01-14 and Special Item
(000s)
Unaudited

                                                                                 Corporate
                                                 Pharmacy           CRO              and        Consolidated
                                                 Services         Services      Consolidating      Totals
                                                 ---------        ---------     -------------   ------------
Three Months Ended March 31, 2003:

Adjusted sales                                   $ 763,154        $  34,599(e)     $      --      $ 797,753(e)
                                                 =========        =========        =========      =========

Operating income                                 $  85,370        $   4,730        $  (9,067)     $  81,033

Depreciation and amortization                       11,748              418              595         12,761
                                                 ---------        ---------        ---------      ---------
Earnings before interest, income taxes,
    depreciation and amortization ("EBITDA")     $  97,118        $   5,148        $  (8,472)     $  93,794
                                                 =========        =========        =========      =========

Three Months Ended March 31, 2002:

Adjusted sales                                   $ 596,265        $  35,750(e)     $      --      $ 632,015(e)
                                                 =========        =========        =========      =========

Adjusted operating income                        $  68,205(f)     $   4,915(f)     $  (8,534)     $  64,586(f)

Depreciation and amortization                       10,435              618              638         11,691
                                                 ---------        ---------        ---------      ---------

Adjusted EBITDA                                  $  78,640(f)     $   5,533(f)     $  (7,896)     $  76,277(f)
                                                 =========        =========        =========      =========

The footnotes presented at the separate "Footnotes to Financial Information" page are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Condensed Consolidated Balance Sheets, GAAP Basis
(000s)
Unaudited

                                                            March 31,       December 31,
                                                              2003              2002
                                                           ----------       ------------
ASSETS

Cash and cash equivalents                                  $  128,990        $  137,936
Restricted cash                                                 5,801             3,147
Accounts receivable, net                                      634,236           522,857
Unbilled receivables                                           25,790            25,062
Inventories                                                   232,338           190,464
Deferred income tax benefits and other current assets         133,817           122,092
                                                           ----------        ----------
          Total current assets                              1,160,972         1,001,558
                                                           ----------        ----------
Properties and equipment, net                                 157,482           139,908
Goodwill, net                                               1,605,168         1,188,907
Other noncurrent assets                                       104,932            97,212
                                                           ----------        ----------
          Total assets                                     $3,028,554        $2,427,585
                                                           ==========        ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable                                           $  214,208        $  175,648
Deferred revenue                                               33,042            25,254
Current debt                                                  474,407(g)            110
Other current liabilities                                     131,598            95,638
                                                           ----------        ----------
          Total current liabilities                           853,255           296,650
                                                           ----------        ----------
Long-term debt                                                    411               187
5.0% convertible subordinated debentures, due 2007            345,000           345,000
8.125% senior subordinated notes, due 2011                    375,000           375,000
Deferred income taxes and other noncurrent liabilities        142,598           135,686
                                                           ----------        ----------
          Total liabilities                                 1,716,264         1,152,523
                                                           ----------        ----------
Stockholders' equity                                        1,312,290         1,275,062
                                                           ----------        ----------
          Total liabilities and stockholders' equity       $3,028,554        $2,427,585
                                                           ==========        ==========

The footnotes presented at the separate "Footnotes to Financial Information" page are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Condensed Consolidated Statements of Cash Flows, GAAP Basis
(000s)
Unaudited

                                                           Three Months Ended
                                                             March 31, 2003
                                                           ------------------
Cash flows from operating activities:
Net income                                                      $  40,423
Adjustments to reconcile net income to net cash
      flows from operating activities:
             Depreciation                                           9,568
             Amortization                                           3,193
             Provision for doubtful accounts                       11,045
             Deferred tax provision                                13,469
Changes in assets and liabilities, net of effects
      from acquisition of businesses                              (72,347)
                                                                ---------
                   Net cash flows from operating activities         5,351
                                                                ---------

Cash flows from investing activities:
Acquisition of businesses                                        (476,999)
Capital expenditures                                               (3,990)
Other                                                              (2,609)
                                                                ---------
                   Net cash flows from investing activities      (483,598)
                                                                ---------

Cash flows from financing activities:
Borrowings on line of credit facilities                           499,000
Payments on line of credit facilities                             (25,000)
Payments for stock awards and exercise of stock options,
      net of stock tendered in payment                             (3,117)
Dividends paid                                                     (2,125)
Other                                                                (146)
                                                                ---------
                   Net cash flows from financing activities       468,612
                                                                ---------

Effect of exchange rate changes on cash                               689
                                                                ---------

Net decrease in cash and cash equivalents                          (8,946)
Cash and cash equivalents at beginning
      of period - unrestricted                                    137,936
                                                                ---------
Cash and cash equivalents at
      end of period - unrestricted                              $ 128,990
                                                                =========

The footnotes presented at the separate "Footnotes to Financial Information" page are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Reconciliation Statement and Definitions, Non-GAAP Basis (d)
(000s)
Unaudited

                                                                                            Three Months Ended March 31,
                                                                                            ----------------------------
                                                                                               2003              2002
                                                                                            ----------        ----------
Adjusted operating income (earnings before interest and income taxes, "EBIT"):
     EBIT                                                                                   $   81,033        $   59,789
     Special item (h)                                                                               --             4,797
                                                                                            ----------        ----------
         Adjusted EBIT (h)                                                                  $   81,033        $   64,586
                                                                                            ==========        ==========
Adjusted income before income taxes:
     Income before income taxes                                                             $   65,165        $   46,411
     Special item (h)                                                                               --             4,797
                                                                                            ----------        ----------
         Adjusted income before income taxes (h)                                            $   65,165        $   51,208
                                                                                            ==========        ==========
Adjusted net income:
     Net income                                                                             $   40,423        $   28,776
     Special item, net of taxes (h)                                                                 --             2,974
                                                                                            ----------        ----------
         Adjusted net income (h)                                                            $   40,423        $   31,750
                                                                                            ==========        ==========
Adjusted earnings per share ("EPS"): (i)
     Basic EPS                                                                              $     0.43        $     0.31
     Special item, net of taxes (h)                                                                 --              0.03
         Adjusted basic EPS (h)                                                             $     0.43        $     0.34
                                                                                            ==========        ==========
     Diluted EPS                                                                            $     0.42        $     0.30
     Special item, net of taxes (h)                                                                 --              0.03
         Adjusted diluted EPS (h)                                                           $     0.42        $     0.34
                                                                                            ==========        ==========
Adjusted earnings before interest, income taxes, depreciation and amortization ("EBITDA"): (j)
     EBIT                                                                                   $   81,033        $   59,789
     Depreciation and amortization                                                              12,761            11,691
                                                                                            ----------        ----------
       EBITDA (j)                                                                               93,794            71,480
       Special item (h)                                                                             --             4,797
                                                                                            ----------        ----------
         Adjusted EBITDA (h)(j)                                                             $   93,794        $   76,277
                                                                                            ==========        ==========
Adjusted net cash flows from operating activities:
     EBITDA (j)                                                                             $   93,794        $   71,480
     Subtract:
     Interest expense, net of investment income                                                (15,868)          (13,378)
     Income taxes                                                                              (24,742)          (17,635)
     Changes in assets and liabilities, net of effects from acquisition of businesses          (72,347)          (28,589)
     Add:
     Provision for doubtful accounts                                                            11,045             6,558
     Deferred tax provision                                                                     13,469             2,042
     Non-cash portion of restructuring charges                                                      --             2,420
                                                                                            ----------        ----------
       Net cash flows from operating activities                                                  5,351            22,898
       Illinois Medicaid payment slowdown (k)                                                   56,460                --
       Advanced purchases of pharmaceuticals ("pre-buys") (l)                                   32,591            37,225
                                                                                            ----------        ----------
         Adjusted net cash flows from operating activities (k)(l)                           $   94,402        $   60,123
                                                                                            ==========        ==========

The footnotes presented at the separate "Footnotes to Financial Information" page are an integral part of this financial information.

                                                        (continued on next page)

Omnicare, Inc. and Subsidiary Companies
Reconciliation Statement and Definitions, Non-GAAP Basis (d)
(000s)
Unaudited

(continued from previous page)

                                                           Three Months Ended March 31,
                                                           ----------------------------
                                                              2003              2002
                                                           ----------        ----------
Adjusted free cash flow: (m)
     Net cash flows from operating activities              $    5,351        $   22,898
     Capital expenditures                                      (3,990)           (4,975)
     Dividends                                                 (2,125)           (2,118)
                                                           ----------        ----------
       Free cash flow (m)                                        (764)           15,805
       Illinois Medicaid payment slowdown (k)                  56,460                --
       Pre-buys (l)                                            32,591            37,225
                                                           ----------        ----------
         Adjusted free cash flow (k)(l)(m)                 $   88,287        $   53,030
                                                           ==========        ==========
Segment Reconciliations - Pharmacy Services
Adjusted EBIT - Pharmacy Services:
    EBIT                                                   $   85,370        $   67,079
    Special item (h)                                               --             1,126
                                                           ----------        ----------
         Adjusted EBIT - Pharmacy Services (h)             $   85,370        $   68,205
                                                           ==========        ==========
Adjusted EBITDA - Pharmacy Services: (j)
    EBITDA (j)                                             $   97,118        $   77,514
    Special item (h)                                               --             1,126
                                                           ----------        ----------
         Adjusted EBITDA - Pharmacy Services (h)(j)        $   97,118        $   78,640
                                                           ==========        ==========

Segment Reconciliations - CRO Services
Adjusted EBIT - CRO Services:
    EBIT                                                   $    4,730        $    1,244
    Special item (h)                                               --             3,671
                                                           ----------        ----------
         Adjusted EBIT - CRO Services (h)                  $    4,730        $    4,915
                                                           ==========        ==========
Adjusted EBITDA - CRO Services: (j)
    EBITDA (j)                                             $    5,148        $    1,862
    Special item (h)                                               --             3,671
                                                           ----------        ----------
         Adjusted EBITDA - CRO Services (h)(j)             $    5,148        $    5,533
                                                           ==========        ==========
Segment - Corporate and Consolidating
    EBIT                                                   $   (9,067)       $   (8,534)
                                                           ----------        ----------
    EBITDA (j)                                                 (8,472)           (7,896)
                                                           ----------        ----------
Consolidated Segment Totals
    EBIT                                                   $   81,033        $   59,789
                                                           ==========        ==========
    Adjusted EBIT (h)                                      $   81,033        $   64,586
                                                           ==========        ==========
    EBITDA (j)                                             $   93,794        $   71,480
                                                           ==========        ==========
    Adjusted EBITDA (h)(j)                                 $   93,794        $   76,277
                                                           ==========        ==========

DEFINITIONS:

      GAAP: Amounts that conform with U.S. Generally Accepted Accounting
            Principles ("GAAP").

      Non-GAAP: Amounts that do not conform with U.S. GAAP.

The footnotes presented at the separate "Footnotes to Financial Information" page are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Footnotes to Financial Information
(000s)
Unaudited

(a) In accordance with the adoption of Emerging Issues Task Force ("EITF") Issue No. 01-14, "Income Statement Characterization of Reimbursements Received for 'Out-of-Pocket' Expenses Incurred" ("EITF No. 01-14"), Omnicare has recorded reimbursements received for "out-of-pocket" expenses on a grossed-up basis in the income statement as revenues and direct costs. EITF No. 01-14 relates solely to the Company's contract research services business.

(b) The three month period ended March 31, 2003 includes the dilutive effect of the $345.0 million of Convertible Debentures, which assumes conversion using the "if converted" method. Under that method, the Convertible Debentures are assumed to be converted to common shares (weighted for the number of days assumed to be outstanding during the period) and interest expense, net of taxes, related to the Convertible Debentures is added back to net income.

(c) The three month period ended March 31, 2002 includes a restructuring charge of $4,797 before taxes and $2,974 after taxes. The restructuring charge relates to the Company's previously disclosed Phase II productivity and consolidation initiative.

(d) Omnicare believes that investors' understanding of Omnicare's performance is enhanced by the Company's disclosure of certain non-GAAP financial measures as presented in this financial information. Omnicare management believes that the adjusted results provide added insight into the Company's performance by focusing on the results generated by the Company's ongoing core operations. Management uses the adjusted results for measurement purposes. Omnicare's method of calculating these measures may differ from those used by other companies and, therefore, comparability may be limited.

(e) The noted presentation excludes amounts that Omnicare is required to record in its income statement relating to EITF Issue No. 01-14, as discussed in further detail at footnote (a) above.

(f) The noted presentation for the three month period ended March 31, 2002 excludes the restructuring charge discussed in further detail at footnote
      (c) above.

(g) Includes $474,000 relating to borrowings on the Revolving Credit Facility to finance the Company's acquisition of NCS HealthCare, Inc. ("NCS"), due in March 2004. Omnicare has classified this liability as current based on its March 2004 maturity date. However, the Company is currently evaluating its capital requirements and considering financing alternatives to restructure currently outstanding borrowings over a longer term (in connection with the Shelf Registration Statement filed by the Company in February 2003 or otherwise).

(h)   The special item represents the restructuring charge discussed in footnote
      (c) above, and relates to the Company's previously disclosed Phase II productivity and consolidation initiative (which management believes is not related to the ongoing operations of Omnicare).

(i) EPS (basic EPS; special item, net of taxes; adjusted basic EPS; diluted EPS; and adjusted diluted EPS) is reported independently for each amount presented. Accordingly, the sum of the individual amounts may not necessarily equal the separately calculated adjusted EPS amount for the corresponding period.

(j) EBITDA represents earnings before interest expense (net of investment income), income taxes, depreciation and amortization. Omnicare believes that certain investors find EBITDA to be a useful tool for measuring a company's ability to service its debt. However, EBITDA does not represent net cash flows from operating activities, as defined by U.S. GAAP, and should not be considered as a substitute for net income as an indicator of Omnicare's operating performance or operating cash flows as a measure of liquidity. Omnicare's calculation of EBITDA may differ from the calculation of EBITDA by others.

(k) Represents the estimated cash flow impact of a broad-based slowdown in payments made by the State of Illinois to providers of services to beneficiaries of that State's Medicaid program.

(l) Represents pre-buys for the quarter, primarily comprised of the purchasing of pharmaceuticals in advance of price increases.

(m) Free cash flow represents net cash flows from operating activities less capital expenditures and dividends paid by the Company. Omnicare believes that certain investors find free cash flow to be a helpful measure of cash generated from current operations, net of cash used for its ongoing capital expenditures and dividend payment requirements. Omnicare's calculation of free cash flow may differ from the calculation of free cash flow by others.